Exhibit 107 Fee Table- Index Advantage New York MVP – For contracts issued on or after January 1, 2023

Calculation of Filing Fee Table
Form S-1
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 (Form Type)
Allianz Life Insurance Company of New York
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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Other	Registered Indexed Linked Annuity Contract and interests therein	457(o)	N/A	N/A	$1,702,000,000	$110.2/m	$187,560.4	N/A	N/A	N/A	N/A

Carry Forward Securities
Carry Forward Securities	Other	Registered Indexed Linked Annuity Contract and interests therein	415(a)(6)	N/A	N/A	$800,000,000	N/A	N/A	Form S-1	333-259863	8/9/22	$74,160
	Total Offering Amounts					$2,502,000,000		$187560.4
	Total Fees Previously Paid							$0
	Total Fee Offsets							0
	Net Fees Due							$187,560.4